P10 Announces Appointments of Jennifer Glassman and Stephen Blewitt to Board of Directors

Dallas, TX – April 21, 2025 – P10, Inc. (NYSE: PX), (“P10” or the “Company”), a leading private markets solutions provider, today announced the appointment of Jennifer Glassman and Stephen Blewitt to its Board of Directors (“the Board”). Ms. Glassman will join the Board as an independent Class I director, effective April 21, 2025, and will serve on the Company’s Audit Committee. Mr. Blewitt will join the Board as an independent Class III director, effective April 21, 2025, and will serve on the Company’s Compensation Committee.

“We are thrilled to welcome these two investment industry veterans to the P10 Board,” said Luke Sarsfield, P10 Chairman and Chief Executive Officer. “Jennifer and Stephen have proven track records within the alternative asset management sector that will immediately strengthen our board. This board refreshment further enhances our governance profile as we seek to create long-term value for our investment strategies and shareholders.”

Ms. Glassman is a seasoned financial services leader and currently serves as the Chief Financial Officer of Towerbrook Capital Partners. Ms. Glassman was previously a partner and CFO at Soros Private Equity, and she also served in a variety of financial control and reporting roles for Soros Fund Management LLC. Prior to joining Soros, Ms. Glassman was a senior manager at PricewaterhouseCoopers, LLP, where she worked in the Financial Services Business Assurance practice for over seven years. Ms. Glassman is a certified public accountant and earned her B.S. from the Wharton School of the University of Pennsylvania and received her M.B.A. from Columbia Business School.

Mr. Blewitt is the co-founder of Youth.Work.Connect, a mission-based organization, founded in 2024. It was created to help high school youth from underserved communities build social capital to promote economic mobility. Previously, Mr. Blewitt served as the Chief Investment Officer (Private Markets) and Head of Private Markets at Manulife Investment Management from October 2018 to June 2023, where he was responsible for leading global investment teams across a wide range of asset classes, including private equity and credit, real estate, infrastructure, timber, and agriculture. Prior to that, Mr. Blewitt led Manulife’s private equity and credit business in the U.S. for almost 20 years. Mr. Blewitt earned his B.A. from the University of Chicago and received his M.B.A. from Boston University.

About P10
P10 is a leading multi-asset class private markets solutions provider in the alternative asset management industry. P10’s mission is to provide its investors differentiated access to a broad set of investment solutions that address their diverse investment needs within private markets. As of December 31, 2024, P10’s products have a global investor base of more than 3,800 investors across 50 states, 60 countries, and six continents, which includes some of the world’s largest pension funds, endowments, foundations, corporate pensions, and financial institutions. Visit www.p10alts.com.

P10 Investor Contact:
info@p10alts.com

P10 Media Contact:
Josh Clarkson
Taylor Donahue
pro-p10@prosek.com